EURAMAX HOLDINGS, INC.
ANNUAL ELECTION OF BOARD OF DIRECTORS

Norcross, Georgia, April 12, 2012 – Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to residential and commercial building product markets primarily in North America and Europe, today announced the results of its annual election of Board of Directors, effective April 6, 2012, including newly elected members Lee B. ("Trey") Parker, III and Brian T. Stewart.

Trey Parker is the Managing Director and Co-Head of Research at Highland Capital Management, L.P.  Prior to his current role, Mr. Parker was a Portfolio Manager covering a number of the industrial verticals, as well as parts of Tech, Media and Telecom; he also worked as a Senior Portfolio Analyst on the Distressed & Special Situations investment team. Prior to joining Highland in March 2007, Mr. Parker was a Senior Associate at Hunt Special Situations Group, L.P., a Private Equity group focused on distressed and special situation investing. Mr. Parker was responsible for sourcing, executing and monitoring control Private Equity investments across a variety of industries. Prior to joining Hunt in 2004, Mr. Parker was an analyst at BMO Merchant Banking, a Private Equity group affiliated with the Bank of Montreal. While at BMO, Mr. Parker completed a number of leveraged buyout and mezzanine investment transactions. Prior to joining BMO, Mr. Parker worked in sales and trading for First Union Securities and Morgan Stanley. Mr. Parker received an MBA with concentrations in Finance, Strategy and Entrepreneurship from the University of Chicago Booth School of Business and a B.A. in Economics and Business from the Virginia Military Institute.

Brian Stewart is a Managing Director at Levine Leichtman Capital Partners. He is a member of the firm's Deep Value Fund investment team which provides capital structure solutions for overleveraged middle market companies. Founded in 1984, Levine Leichtman Capital Partners is a private investment firm that manages private equity, distressed debt and leveraged loan funds. Prior to joining Levine Leichtman Capital Partners in 2006, Mr. Stewart worked in the Financial Restructuring Group at Houlihan Lokey. Mr. Stewart currently serves on the Board of Directors of IAP Worldwide Services. Mr. Stewart received a B.S. in Finance from the University of Southern California Marshall School of Business.

The Company also announced the departure of Marjorie L. Bowen and G. Fulton Collins from their positions as members of the Board of Directors.
President and CEO Mitchell B. Lewis commented, "We are pleased to add directors the caliber of Trey and Brian to our board. They both bring operational and financial expertise and experience that we expect to benefit Euramax. Also, on behalf of the entire Board of Directors I would like to thank Marjorie and Fulton for their contributions to Euramax and wish them success in their future endeavors."
Forward Looking Statements
Certain statements contained in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
Contact
R. Scott Vansant, Vice President and Chief Financial Officer
Phone: 770-449-7066
Email: svansant@euramax.com